EXHIBIT 10.1
AMENDED AND RESATED
EXECUTIVE EMPLOYMENT AGREEMENT
THIS AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT (“Agreement”) is effective April 1, 2013, by and between Furniture Brands International, Inc., a Delaware corporation (“Company”) and Ralph Scozzafava (“Executive”).
WHEREAS, Executive has been employed by and currently serves as the Company's Chairman and Chief Executive Officer of the Company pursuant to an Amended and Restated Employment Agreement between Executive and the Company, effective as of July 1, 2010, which expires by its terms on June 30, 2013 (the “Prior Agreement”); and
WHEREAS, Executive and the Company desire to amend, restate and extend the Prior Agreement in the form of this Agreement, effective on April 1, 2013.
NOW, THEREFORE, in consideration of the promises and the mutual agreements contained herein, the Company and Executive hereby agree as follows:
ARTICLE I
Definitions
1.1    Definitions. As used herein, the following terms shall have the following meanings.
(a)    “Board” means the Board of Directors of the Company.
(b)    “Cause” means (i) engaging by Executive in willful misconduct which is materially injurious to Company; (ii) conviction of Executive by a court of competent jurisdiction of, or entry of a plea of nolo contendere with respect to a felony; (iii) engaging by Executive in fraud, material dishonesty or gross misconduct in connection with the business of Company; (iv) engaging by Executive in any act of moral turpitude reasonably likely to materially and adversely affect Company or its business; or (v) Executive's current chronic abuse of or dependency on alcohol or drugs (illicit or otherwise). No act or omission of Executive shall be “willful” if conducted in good faith or with a reasonable belief that such conduct was in the best interests of the Company. No termination shall be for “Cause” unless approved by a resolution of a majority of the members of the Board after reasonable prior notice to Executive and an opportunity to appear (with the assistance of counsel) before the Board.
(c)    “Change of Control” means (1) an acquisition by an individual or entity of 35% of the outstanding common stock or voting power of the Company, (2) a contested change of a majority of the non-employee members of the Board of the Company, (3) the consummation of a merger, sale, acquisition, or other such transaction where the shareholders of the Company immediately prior to such transaction do not own directly or indirectly at least 60% of the outstanding common stock of the Company immediately following such transaction, or (4) shareholder approval of a complete dissolution of the Company (excluding bankruptcy).
(d)    “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

(e)    “Code” means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.
(f)    “Confidential Information” as used in Section 2.5, shall mean all technical and business information of the Company, or which is learned or acquired by the Company from others with whom the Company has a business relationship in which, and as a result of which, similar information is revealed to the Company, whether patentable or not, which is of a confidential, trade secret and/or proprietary character and which is either developed by Executive (alone or with others) or to which Executive shall have had access during his employment. Confidential Information shall include (among other things) all (i) current or prospective Customers and/or suppliers, (ii) employees, research, goodwill, production and prices, (iii) business methods, processes, practices or procedures, (iv) computer software and technology development, (v) business strategy, including acquisition, merger and/or divestiture strategies, and (v) designs, plans, notes, memoranda, work sheets, formulas and processes, but shall not include Executive's rolodex (or other tangible or electronic address book).
(g)    “Constructive Termination” shall mean Executive's voluntary termination of employment with the Company as a result of:

(i)
a material diminution in Executive's title, authority, duties or responsibilities, or a change in Executive's supervisory reporting relationship within the Company (which, for the avoidance of doubt, includes: (A) any removal of Executive from, or failure to elect or re-elect Executive to, the Board at any time, and (B) following a Change of Control, a status and reporting relationship in which Executive is not the senior-most officer, reporting to the board of directors, of the top-most parent company of which the Company may be the parent, subsidiary or a division thereof following such Change of Control);

(ii)	a change, caused by the Company, in geographic location of greater than 50 miles of the location at which Executive primarily performs services for the Company on the Commencement Date; or

(iii)	a material reduction in Executive's base pay, incentive compensation or benefits.
No voluntary termination by Executive shall constitute a “Constructive Termination” unless he shall have given (x) notice of the proposed termination due to Constructive Termination, with particulars, to the Company not later than 90 days following the initial occurrence of the condition above forming the basis for such termination and (y) the Company an opportunity for 30 days after such notice within which to remedy such condition, in which such condition is not remedied.
(h)    “Customer” means any Person or entity to whom the Company has sold any products (i) in the case of on-going employment, during the 24 calendar months immediately preceding any dispute under Section 2.6 of this Agreement, and (ii) in the case of the employment having ended, the 24 calendar months preceding Executive's termination of employment.

(i)    “Person” means an individual, a partnership, a corporation, an association, a joint stock company, a limited liability company, a trust, a joint venture, an unincorporated organization, or a governmental entity or any department, agency or political subdivision thereof.
(j)    “Severance Payment” shall mean the aggregate gross amount of severance payments determined under Section 2.4(c).
(k)    “Termination Date” shall mean the date on which Executive incurs a termination of employment with the Company.
ARTICLE II
EMPLOYMENT

2.1    Employment. Company agrees to continue to employ Executive and Executive hereby accepts such continued employment with the Company, upon the terms and conditions set forth in this Agreement, for the period beginning on April 1, 2013 (“Commencement Date”) and ending as provided in Section 2.4 of this Agreement (the “Employment Period”).
2.2    Position and Duties.
(a)    Executive shall continue to serve as Chairman and Chief Executive Officer of the Company. Executive, subject to the control of the Board, shall have general supervision and control over the business, property and affairs of the Company and perform such duties as may be assigned to him by the Board.
(b)    Executive shall devote his best efforts and his full business time and attention (except for permitted vacation periods and reasonable periods of illness or other incapacity) to the business and affairs of the Company. Executive shall perform his duties and responsibilities to the best of his abilities in a diligent, trustworthy, businesslike and efficient manner. In the performance of his duties hereunder, Executive shall at all times report and be subject to the lawful direction of the Board and perform his duties hereunder subject to and in accordance with the resolutions or any other determinations of the Board and the certificate of incorporation and by-laws of the Company and applicable law. During the Employment Period, Executive shall not become an employee of any Person or entity other than the Company. This section shall not be construed to prohibit Executive from serving on the board of directors of one or more other entities (with the consent of the Board in the case of a for-profit entity) or from investing in a business to the extent consistent with the provisions of Section 2.6.
2.3    Compensation. Executive shall be entitled to the following compensation:
(a)    Annual Salary. Executive shall receive a base salary at the annual rate of $800,000 payable in bi-weekly installments. The Base Salary level shall be reviewed annually, and increased (but not decreased) in the discretion of the Board (any such original or increased amount being Executive's “Base Salary” thereafter).
(b)    Annual Incentive. Executive shall be eligible for an annual target incentive of 100% of Executive's Base Salary in accordance with the provisions of the Company's Short-Term Incentive Plan (or successor plan) (“Annual Incentive Bonus”).
(c)    Long-Term Compensation. Executive shall be eligible for an annual long-term compensation award, which may be payable in a combination of cash and equity-based awards (such as stock options or performance shares) (the “LTI Bonus”). The Company anticipates, but does not covenant, that the target LTI Bonus shall be an amount that is not less than 245.3% of Executive's Base Salary, subject to increases or decreases on the same basis as applied to other executives of the Company. Awards outstanding on the effective date of this Agreement shall continue to be subject to the terms thereof and the Prior Agreement, without amendment under this Agreement except as specifically provided otherwise in Sections 2.4(c)(v) and 2.4(c)(vii) below.
(d)    Vacation. Executive shall receive 4 weeks of vacation annually.
(e)    Benefits. Executive shall be eligible for employee benefits and other insurance plans which are described in the benefit highlights document given to employees generally. Executive is also eligible to participate in the Company's Executive Deferred Compensation Program and other benefits and perquisites provided to senior executives (other than benefits not available to new hires on the date Executive commenced employment with the Company on June 18, 2007) (“Benefits”).
2.4    Term.
(a)    General Term. This Agreement shall commence on April 1, 2013, and terminate on March 31, 2016, unless extended prior to that date (the “Term”).
(b)    Termination for Cause or Voluntary Termination Other than Constructive Termination. If Executive is terminated by the Company for Cause or if Executive voluntarily terminates his employment in any manner, except for a Constructive Termination or as provided in Section 2.4(f), prior to the end of the Employment Period, Executive shall be entitled only to his Base Salary and accrued unused vacation through the Termination Date, but shall not be entitled to any further Base Salary or any applicable bonus or Benefits under Section 2.3(e) for that year or any future year, except for: (i) any prior year earned unpaid bonus, (ii) any unreimbursed business expenses incurred on or prior to the Termination Date and (iii) amounts as may be provided in an applicable benefit plan or program, or to any severance compensation of any kind, nature or amount (“Accrued Benefits”) .
(c)    Termination Without Cause. If Executive is terminated without Cause or if the Executive terminates employment due to a Constructive Termination, Executive shall be entitled to the benefits described in this subsection.
(i)    A Severance Payment equal to two, multiplied by the sum of (a) Executive's annual Base Salary as of Executive's Termination Date; and (b) Executive's target annual bonus amount under the Company's Short-Term Incentive Plan with respect to the year in which the Termination Date occurs. The Severance Payment shall be paid in a single lump-sum cash payment, less all applicable withholding taxes, within fifteen days following Executive's termination of employment if it is not subject to Section 409A of the Code or, if it is subject to Section 409A of the Code, it shall be paid on the first day of the seventh month following Executive's Termination Date or, if earlier, the date that Executive dies following the Termination Date.
(ii)    A prorated Annual Incentive Bonus in respect of the fiscal year during which the Termination Date occurs, the amount of which shall be equal to the amount of the Annual Incentive Bonus, if any, that would be due under the Company's Short-Term Incentive Plan (or successor plan) had Employee still been employed through the end of such fiscal year, multiplied by a fraction, the numerator of which is the number of days in such fiscal year prior to the Termination Date and the denominator of which is 365, payable at time such Annual Bonus would have been paid had Executive remained employed through the date of such payment (a “Pro-Rata Bonus”).
(iii)    For two years following the Termination Date (irrespective of whether COBRA otherwise would terminate prior to expiration of such two-year period), Executive shall be eligible to participate in the Company's health, dental and vision benefit plans under the Company's medical plan that the Company generally makes available to its senior executives on substantially the same terms as an actively employed senior executive; provided that such coverage shall be provided on an after-tax basis, meaning that the Company shall report to the appropriate tax authorities the cost of such coverage as taxable income to Executive.
(iv)    Executive shall vest in any and all other non-qualified stock options, incentive stock options, stock appreciation rights, restricted stock, performance shares, performance units and restricted stock units previously granted to Executive by the Company (collectively “Equity Awards”) which are outstanding on Executive's Termination Date in accordance with the terms of the plan(s) under which such Equity Awards were granted and, notwithstanding the terms of the applicable plan or Equity Award, Executive shall be entitled to exercise each such stock option and stock appreciation right until the earlier of (i) the one year anniversary of the Termination Date and (ii) the last day of its original term.
(v)    In the event that the Termination Date occurs 18 months or more after the commencement of a three-year performance cycle (or after one-half of the period has elapsed of any cycle of other than three years' duration) under the Company's Long-Term Incentive Plan, Executive shall be entitled to receive a payment equal to the pro-rata portion (determined as of the Termination Date) of the long-term cash bonus in respect of such performance cycle otherwise payable under the terms of the Company's Long-Term Incentive Plan. Such payment will be paid at the same time that such bonus would have been paid under the Company's Long-Term Incentive Plan had Executive continued employment through end of the performance period during which the Termination Date occurred.
(vi)    The Company (at its expense) shall, for a period of twelve months following Executive's Termination Date:
(A)    Reimburse Executive for the reasonable costs of outplacement services, reasonable job-hunting expenses, travel costs and financial counseling costs associated with employment transition not to exceed $40,000. All reimbursements shall be made as soon as practicable after submission of appropriate expense reports but in no event later than the end of Executive's third taxable year following the year in which Executive terminates employment with the Company; and
(B)    Allow Executive to participate in the welfare plans, other than health, dental and vision benefit plans, that the Company generally makes available to its key employees on substantially the same terms as an actively employed key employee, except that (A) for a period of six months following the Termination Date, Executive shall pay to the Company the premium cost of participation in such plans to the extent required to comply with Section 409A(2)(B)(i) of the Code and

Treasury Regulation Section 1.409A-1(b)(9)(v) thereunder, and on the first day of the seventh month following the Termination Date the Company shall pay Executive a lump sum amount equal to such amounts so paid by him, and (B) Executive may not continue to participate in the Company's Short-Term Disability and Long-Term Disability Plans.
(vii)    Executive has been granted, and may in the future be granted, options to purchase shares of Company stock (“Stock Options”), as well as shares of restricted Company stock (“Restricted Stock Awards”). If Executive's employment is terminated within six months prior to a Change of Control, the Company shall pay to Executive an additional cash bonus equal to the sum of (a) and (b), where (a) equals the fair market value, on the date of the Change of Control, of shares of stock under Restricted Stock Awards that were unvested and forfeited on the Termination Date and otherwise would have been vested on the date of the Change of Control had Executive been continuously employed from the Termination Date through the date of the Change of Control, and (b) equals the excess of the fair market value, on the date of the Change of Control, of shares of stock subject to Stock Options that were nonexercisable and forfeited on the Termination Date and otherwise would have been exercisable on the date of the Change of Control had Executive been continuously employed from the Termination Date through the date of the Change of Control, over the aggregate option exercise price in respect of such shares. Such cash bonus shall be paid on the effective date of the Change of Control.
(d)    No Mitigation. To the extent that Executive shall receive compensation for personal services from employment other than with the Company subsequent to a termination of Executive's employment with the Company, the amounts so earned shall not be offset against the amounts (if any) due under this Agreement following Executive's Termination Date.
(e)    Certain Reductions of Payments. In the event that the aggregate value, as determined for purposes of Section 280G of the Code, of any payments or benefit of any type by the Company to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (“Payments”), would equal or exceed the product of three and Executive's Base Amount, then, notwithstanding anything in this Agreement to the contrary, the Payments shall be reduced to the Reduced Amount if Executive would have a greater “Net After-Tax Receipt” (as defined below) of aggregate Payments if Executive's Payments were reduced to the Reduced Amount. If a reduction of the Payments to the Reduced Amount would not result in Executive having a greater Net After-Tax Receipt than in the absence of such reduction, Executive shall receive all Payments to which Executive is entitled under this Agreement.
All determinations required to be made under this Section 2.4(e), including any reductions to Payments required by this Section 2.4(e), and the assumptions to be utilized in arriving at such determinations, shall be made by such certified public accounting firm in the business of performing such calculations as may be designated by the Company (the “Consulting Firm”), which shall provide detailed supporting calculations both to the Company and Executive. All fees and expenses of the Consulting Firm shall be borne solely by the Company. For purposes of reducing the Payments to the Reduced Amount where required pursuant to Section 2.4(e), only amounts payable under this Agreement (and no other Payments) shall be reduced. The reduction of the amounts payable hereunder, if applicable, shall be made by reducing the payments and benefits under the following sections in the following order: Section 2.4(c)(i), Section 2.4(c)(ii), Section 2.4(c)(v), Section 2.4(c)(vii) and Section 2.4(c)(iv). For purposes hereof, “Reduced Amount” shall mean the greatest amount of Payments that can be paid that would not result in the imposition of the Excise Tax; and “Net After-Tax Receipt” shall mean the present value (as determined in accordance with Sections 280G(b)(2)(A)(ii) and 280G(d)(4) of the Code) of the Payments net of all taxes imposed on Executive with respect thereto under Sections 1, 3101 and 4999 of the Code and under applicable state and local laws, determined by applying the highest marginal rate under Section 1 of the Code and under state and local laws that applied to Executive's taxable income for the immediately preceding taxable year, or such other rate(s) as Executive certifies, to the reasonable satisfaction of the Company, as likely to apply to him in the relevant tax year(s).
(f)    Severance Forfeiture. Executive agrees that Executive shall be entitled to the payments and benefits set forth in this Section 2.4 only if Executive has not materially breached, as of the Termination Date, any provisions of this Agreement and does not materially breach such provisions at any time during the period for which such payments and benefits are to be made. The Company's obligation to make such payments will terminate upon the occurrence of any such material breach during the severance period.
(g)    No Additional Severance. Executive hereby agrees that no severance compensation of any kind, nature or amount shall be payable to Executive, except as expressly set forth in this Section 2.4, and Executive hereby irrevocably waives any claim for any other severance compensation.
(h)    Death or Disability. The Company's obligation under this Agreement terminates on the last day of the month in which Executive's death occurs or on the date as of which Executive first becomes entitled to receive disability benefits under the Company's long-term disability plan. The Company shall pay to Executive or Executive's estate (i) all previously earned and accrued but unpaid Base Salary, (ii) accrued unused vacation up to such date and (iii) a Pro-Rata Bonus. Thereafter, Executive or his estate shall not be entitled to any further Base Salary, bonus, or Benefits for that year or any subsequent year, except for his Accrued Benefits.
(i)    Post-Term Termination Medical Benefits. In the event that Executive's termination of employment occurs after June 30, 2013 for any reason other than by the Company for Cause, for three years following the Termination Date (irrespective of whether COBRA otherwise would terminate prior to expiration of such three-year period) Executive shall have the right to participate in the Company's health, dental and vision benefit plans under the Company's medical plan that the Company generally makes available to its senior executives on substantially the same terms as an actively employed senior executive; provided that Executive must pay to the Company the amount of the applicable COBRA premium for the period of such coverage; and further provided that such three-year period shall be reduced by, and commence immediately following, the period, if any, during which Executive receives such coverage pursuant to Section 2.4(c)(vi)(B) above.
2.5    Confidential Information. Executive expressly recognizes and acknowledges that during his employment with the Company, he will become entrusted with, have access to, and gain possession of, Confidential Information. Executive agrees, by acceptance of the benefits under this Agreement, to protect all Confidential Information concerning the business activities of the Company which was acquired in connection with or as a result of the performance of service for the Company.
2.6    Competitive Activity. For a period of 24 months following Executive's Termination Date, he shall not engage, or attempt to engage, on his own behalf or on behalf of a third party, in any “Competitive Activity.” The term “Competitive Activity” shall mean participation by Executive, without written consent of the Board, in the management of any business operation of any enterprise if such operation engages in the design, manufacture, marketing, or retail of residential furniture in any geographic are where the Company or its subsidiaries conduct business.

2.7    Stock Ownership. The Board has approved stock ownership requirements for the senior officers of the Company. Pursuant to these requirements, the Chief Executive Officer is required to own shares of the Company with a value equal to three times the Executive's Base Salary. Executive is required to hold a minimum of fifty percent (50%) of all Equity Awards until Executive attains this level of ownership.
2.8    Recoupment.
(a)    In the event of a restatement of the Company's financial statements that reduces previously reported net income or increases previously reported net loss, the Company shall have the right to recoup from Executive any portion of any bonus and other equity or non-equity compensation received by Executive, the grant or vesting of which was expressly conditioned on the achievement of one or more specific financial performance targets with respect to the period for which such financial statements are restated, regardless of whether Executive engaged in any misconduct or was at fault or responsible in any way for causing the restatement, if, based on the financial statements as so restated, Executive otherwise would not have received such bonus or other compensation or portion thereof. In the event the Company is entitled to, and seeks, recoupment under this Section 2.8, Executive shall promptly reimburse the after-tax portion (after taking into account all available deductions in respect of such reimbursement) of such bonus or other compensation which the Company is entitled to recoup hereunder. In the event Executive fails to make prompt reimbursement of any such bonus or other compensation which the Company is entitled to recoup and as to which the Company seeks recoupment hereunder, Executive acknowledges and agrees that the Company shall have the right to (i) deduct the amount to be reimbursed hereunder from the compensation or other payments due to Executive from the Company or (ii) take any other appropriate action to recoup such payments. The Company's right of recoupment pursuant to this Section 2.8 shall not apply to compensation which was paid or which became vested, as applicable, more than three years prior to the earlier of the first public issuance or first filing with the Securities and Exchange Commission of the applicable restatement of financial statements. Any waiver of the Company's right of recoupment must be done in a writing that is signed by both the Company and Executive.
(b)    The rights contained in this Section 2.8 shall be in addition to, and shall not limit, but shall not duplicate any recoupment pursuant to, any other rights or remedies that the Company may have under law, in equity or otherwise, including, without limitation, any rights the Company may have under any other Company recoupment policy or other agreement or arrangement with Executive.
2.9    Code Section 409A. This Agreement is intended to comply with the requirements of Section 409A of the Code or an exemption or exclusion therefrom and, with respect to amounts that are subject to Section 409A of the Code, shall in all respects be administered in accordance with Section 409A of the Code. Each payment under this Agreement shall be treated as a separate payment for purposes of Section 409A of the Code. In no event may Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement. All reimbursements and in-kind benefits, including any taxable health, dental and vision benefits provided under this Agreement that constitute deferred compensation within the meaning of Section 409A of the Code shall be made or provided in accordance with the requirements of Section 409A of the Code, including, without limitation, that (i) in no event shall reimbursements by Company under this Agreement be made later than the end of the calendar year next following the calendar year in which the applicable fees and expenses were incurred, provided, that Executive shall have submitted an invoice for such fees and expenses at least 10 days before the end of the calendar year next following the calendar year in which such fees and expenses were incurred; (ii) the amount of in-kind benefits that Company is obligated to pay or provide in any given calendar year (other than medical reimbursements described in Treas. Reg. § 1.409A-3(i)(1)(iv)(B)) shall not affect the in-kind benefits that Company is obligated to pay or provide in any other calendar year; (iii) Executive's right to have the Company pay or provide such reimbursements and in-kind benefits may not be liquidated or exchanged for any other benefit; and (iv) in no event shall Company's obligations to make such reimbursements or to provide such in-kind benefits apply later than Executive's remaining lifetime or if longer, through the 20th anniversary of the Effective Date. If Executive dies following the Termination Date and prior to the payment of the any amounts delayed on account of Section 409A of the Code, such amounts shall be paid to the personal representative of Executive's estate within 30 days after the date of Executive's death.

ARTICLE III
MISCELANEAOUS

3.1    Executive's Representations. Executive hereby represents and warrants to the Company that (i) Executive's execution, delivery and performance of this Agreement do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which he is bound, (ii) Executive is not a party to or bound by any employment agreement, noncompete agreement or confidentiality agreement with any other person or entity and (iii) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Executive, enforceable in accordance with its terms. Executive hereby acknowledges and represents that he fully understands the terms and conditions contained herein.
3.2    Survival. Sections 2.4, 2.5, 2.6 and 2.8 shall survive and continue in full force in accordance with their terms notwithstanding any termination of the Employment Period.
3.3    Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when delivered personally, mailed by certified or registered mail, return receipt requested and postage prepaid, or sent via a nationally recognized overnight courier, or sent via facsimile (provided recipient provides a facsimile acknowledgement of receipt within 24 hours thereafter in reply), to the recipient. Such notices, demands and other communications will be sent to the address indicated below:
To the Company:

Furniture Brands International, Inc.
Human Resources Committee
1 N. Brentwood Blvd.
St. Louis, Missouri 63105

To Executive:

Ralph Scozzafava
At the last known residence address on the payroll records of the Company

Or to such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party.
3.4    Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law. If any provision of this

Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, (a) the parties agree that such provision(s) will be enforced to the maximum extent permissible under the applicable law, and (b) any invalidity, illegality or unenforceability of a particular provision will not affect any other provision of this Agreement.
3.5    Successors and Assigns. Except as otherwise provided herein, all covenants and agreements contained in this Agreement shall bind and inure to the benefit of and be enforceable by the Company, and its successors and assigns. This Agreement is personal to Executive and, except as otherwise specifically provided herein, this Agreement, including the obligations and benefits hereunder, may not be assigned to any party by Executive. If Executive dies prior to receipt of all amounts and benefits due him under this Agreement, including, without limitation, under Section 2.4, such amounts will be paid to Executive's estate.
3.6    Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.
3.7    Counterparts. This Agreement may be executed in one or more identical counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.
3.8    Waiver. Neither any course of dealing nor any failure or neglect of either party hereto in any instance to exercise any right, power or privilege hereunder or under law shall constitute a waiver of such right, power or privilege or of any other right, power or privilege or of the same right, power or privilege in any other instance. Without limiting the generality of the foregoing, Executive's continued employment without objection shall not constitute Executive's consent to, or a waiver of Executive's rights with respect to, any circumstances constituting Constructive Termination (subject to Section 1.1(f)). All waivers by either party hereto must be contained in a written instrument signed by the party to be charged therewith, and, in the case of Company, by its duly authorized officer.
3.9    Entire Agreement. This instrument constitutes the entire agreement of the parties in this matter and, effective April 1, 2013, shall supersede any other agreement between the parties, oral or written, concerning the same subject matter, including, without limitation, the Prior Agreement. The Prior Agreement shall apply from the date hereof through March 31, 2013.
3.10    Amendment. This Agreement may be amended only by a writing which makes express reference to this Agreement as the subject of such amendment and which is signed by Executive and by a duly authorized officer of the Company.
3.11    Governing Law. This Agreement shall be signed by the parties in St. Louis, Missouri. All questions concerning the construction, validity and interpretation of this Agreement will be governed by and construed in accordance with the domestic law of the State of Missouri, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Missouri or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Missouri. Any litigation relating to or arising out of this Agreement shall be filed and litigated exclusively in the St. Louis County Circuit Court or the United States District Court for the Eastern District of Missouri.
3.12    Remedies. Each of the parties to this Agreement will be entitled to enforce its rights under this Agreement specifically, to recover damages and costs (including reasonable attorneys' fees) caused by any breach of any provision of this Agreement and to exercise all other rights existing in its favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement, including, without limitation, Sections 2.5, 2.6 and 2.7 hereof, and that any party may in its sole discretion apply to any court of law or equity of competent jurisdiction (without posting any bond or deposit) for specific performance and/or other injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement.
3.13    Exit Interview. To ensure a clear understanding of this Agreement, Executive agrees, at the time of termination of Executive's employment, to engage in an exit interview with the Company at a time and place designated by the Company and at the Company's expense. Executive understands and agrees that during said exit interview, Executive may be required to confirm that he will comply with his on-going obligations under this Agreement. The Company may elect, at its option, to conduct the exit interview by telephone.
3.14    Future Employment. Executive shall disclose the existence of this Agreement to any new employer or potential new employer which offers products or services that compete with the Company's Business if such new employment commences within two years following Executive's termination of employment with the Company. Executive consents to the Company informing any subsequent employer of Executive, or any entity which the Company in good faith believes is, or is likely to be, considering employing Executive, of the existence and terms of this Agreement if such subsequent employment commences (or is expected to commence) within two years following Executive's termination of employment with the Company.
3.15    Indemnification. The Company shall indemnify Executive and hold Executive harmless from and against any claim, loss or cause of action arising from or out of Executive's performance as an officer, director or employee of the Company or any of its subsidiaries or in any other capacity, including any fiduciary capacity, in which Executive serves at the request of the Company to the maximum extent permitted under applicable law. The Company shall cause Executive to be a covered person, during and after termination of his employment and membership on the Board respecting his acts and omissions occurring during such employment and membership, under any directors and officers liability insurance policy (or similar policy) that it may have in effect from time to time, and shall afford Executive all of the rights and privileges available to covered persons in accordance with the terms of any such policy.
3.16    Inconsistency. In the event of any inconsistency between this Agreement and any other agreement (including but not limited to any option, long-term incentive or other equity award agreement), plan, program, policy or practice (collectively, “Other Provision”) of the Company the terms of this Agreement shall control over such Other Provision. No provision in any policy, code, plan or program related to a violation thereof being grounds for termination, or similar language, shall result in a “cause” termination unless such violation is also Cause under this Agreement and the provisions hereof are complied with, and the foregoing shall apply even if Executive signs an acknowledgement or otherwise agrees to the provisions of such policy, code, plan or program.

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement this 26th day of March, 2013, and effective as of the date first written above.

FURNITURE BRANDS INTERNATIONAL, INC.

By:     /s/ Meredith M. Graham
Name: Meredith M. Graham
Title: General Counsel

RALPH P. SCOZZAFAVA

By:     /s/ Ralph P. Scozzafava
Name: Ralph P. Scozzafava